                                                    Pursuant to Rule 424(b)5
                                                    Registration No. 333-14297
                                                                     333-52485


PROSPECTUS SUPPLEMENT
(To Prospectus dated May 21, 1998)

FORD MOTOR COMPANY

$500,000,000
6 1/2% Debentures due August 1, 2018
Interest payable February 1 and August 1

ISSUE PRICE: 99.479%

Interest on the 6 1/2% Debentures due August 1, 2018 (the "Debentures") is payable semiannually on February 1 and August 1 of each year, commencing on February 1, 1999. The Debentures may not be redeemed by Ford prior to maturity and are not subject to any sinking fund.

The Debentures will be represented by one or more Global Debentures registered in the name of the Depository's nominee. Beneficial interests in the Global Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as described herein, Debentures in definitive form will not be issued. The Debentures will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Debentures will, therefore, settle in immediately available funds. All payments of principal and interest will be made by Ford in immediately available funds. See "Description of Debentures -- Same-Day Settlement and Payment".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------
                                                                  UNDERWRITING
                                               PRICE TO          DISCOUNTS AND         PROCEEDS TO
                                              PUBLIC(1)          COMMISSIONS(2)       COMPANY(1)(3)
------------------------------------------------------------------------------------------------------------
Per Debenture                               99.479%              .875%                98.604%
------------------------------------------------------------------------------------------------------------
Total                                       $497,395,000         $4,375,000           $493,020,000
------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from July 27, 1998.

(2) Ford has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $321,135 to be paid by Ford.

The Debentures are offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. It is expected that delivery of the Global Debentures will be made in book-entry form only on or about July 27, 1998 through the facilities of the Depository, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                           J.P. MORGAN & CO.
              BEAR, STEARNS & CO. INC.
                            LEHMAN BROTHERS
                                         MERRILL LYNCH & CO.
                                                   SALOMON SMITH BARNEY

July 22, 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

No person is authorized to give any information or to make any representations other than those contained in this Prospectus Supplement or the accompanying Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus Supplement and the accompanying Prospectus or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Ford Motor Company since the date of this Prospectus Supplement or the accompanying Prospectus, or that the information herein or therein is correct as of any time since such date.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Description of Debentures...................................   S-3
Underwriting................................................   S-5
                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
Ford Motor Company..........................................     3
Ratio of Earnings to Fixed Charges..........................     4
Use of Proceeds.............................................     4
Description of Debt Securities..............................     4
Plan of Distribution........................................     9
Legal Opinions..............................................    10
Experts.....................................................    10

                           DESCRIPTION OF DEBENTURES

The following description of the particular terms of the Debentures offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus. The Debentures are part of the $3,000,000,000 aggregate principal amount of Debt Securities of Ford, $700,000,000 of which was registered in October 1996 and $2,300,000,000 of which was registered in May 1998, to be issued on terms to be determined at the time of sale.

GENERAL

The Debentures will be limited to $500,000,000 aggregate principal amount. The Debentures will be unsecured obligations of Ford and will mature on August 1, 2018.

The Debentures will bear interest from July 27, 1998 at the rate per annum set forth on the cover page of this Prospectus Supplement, payable on February 1 and August 1 of each year, commencing February 1, 1999, to the persons in whose names the Debentures are registered at the close of business on the preceding January 15 and July 15, respectively, subject to certain exceptions.

BOOK-ENTRY, DELIVERY AND FORM

The Debentures will be issued in the form of one or more fully registered global debentures (the "Global Debentures") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. Beneficial interests in the Global Debentures will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. Except as set forth below, the Global Debentures may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository has advised as follows: It is a limited-purpose trust company which holds securities for its participating organizations (the "Participants") and facilitates the settlement among Participants of securities transactions in such securities through electronic book-entry changes in its Participants' accounts. Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depository only through Participants or indirect participants.

The Depository advises that its established procedures provide that (i) upon issuance of the Debentures by Ford, the Depository will credit the accounts of Participants designated by the Underwriters with the principal amounts of the Debentures purchased by the Underwriters, and (ii) ownership of interests in the Global Debentures will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository, the Participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Debentures is limited to such extent.

So long as a nominee of the Depository is the registered owner of the Global Debentures, such nominee for all purposes will be considered the sole owner or holder of the Debentures under the Indenture. Except as provided below, owners of beneficial interests in the Global Debentures will not be entitled to have Debentures registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form, and will not be considered the owners or holders thereof under the Indenture.

Neither Ford, the Trustee, any Paying Agent nor the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debentures, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Principal and interest payments on the Debentures registered in the name of the Depository's nominee will be made by the Trustee to the Depository. Under the terms of the Indenture, Ford and the Trustee will treat the persons in whose names the Debentures are registered as the owners of such Debentures for the purpose of receiving payment of principal and interest on such Debentures and for all other purposes whatsoever. Therefore, neither Ford, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Debentures to owners of beneficial interests in the Global Debentures. The Depository has advised Ford and the Trustee that its present practice is to credit the accounts of the Participants on the appropriate payment date in accordance with their respective holdings in principal amount of beneficial interests in the Global Debentures as shown on the records of the Depository, unless the Depository has reason to believe that it will not receive payment on such payment date. Payments by Participants and indirect participants to owners of beneficial interests in the Global Debentures will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or indirect participants.

If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Ford within 90 days, Ford will issue Debentures in definitive form in exchange for the Global Debentures. In addition, Ford may at any time determine not to have the Debentures represented by Global Debentures and, in such event, will issue Debentures in definitive form in exchange for the Global Debentures. In either instance, an owner of a beneficial interest in the Global Debentures will be entitled to have Debentures equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debentures in definitive form. Debentures so issued in definitive form will be issued in denominations of $5,000 and integral multiples thereof and will be issued in registered form only, without coupons.

SAME-DAY SETTLEMENT AND PAYMENT

Settlement for the Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by Ford in immediately available funds.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Debentures will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement relating to the Debentures, Ford has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the principal amount of the Debentures set forth opposite its name below.

                                                                PRINCIPAL AMOUNT
                        UNDERWRITER                              OF DEBENTURES
                        -----------                             ----------------
Goldman, Sachs & Co. .......................................      $150,000,000
J.P. Morgan Securities Inc. ................................       150,000,000
Bear, Stearns & Co. Inc. ...................................        50,000,000
Lehman Brothers Inc. .......................................        50,000,000
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.....................................        50,000,000
Salomon Brothers Inc........................................        50,000,000
                                                                  ------------
     Total..................................................      $500,000,000
                                                                  ============

Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are committed to take and pay for all of the Debentures, if any are taken.

The Underwriters have advised Ford that they propose to offer all or part of the Debentures directly to purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement, and to certain securities dealers at such price less a concession not in excess of .50% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, to certain brokers and dealers a concession not in excess of .25% of the principal amount of the Debentures. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

The Debentures are a new issue of securities with no established trading market. Ford has been advised by the Underwriters that they intend to make a market in the Debentures, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may over-allot in connection with the offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, Debentures in the open market to cover syndicate shorts or to stabilize the price of the Debentures. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Debentures in the offering if the syndicate repurchases previously distributed Debentures in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters are not required to engage in any of these activities, and may end any of them at any time.

All secondary trading in the Debentures will settle in immediately available funds. See "Description of Debentures -- Same-Day Settlement and Payment".

Ford has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In the ordinary course of their respective businesses, J.P. Morgan Securities Inc. and its affiliates have engaged, and may in the future engage, in commercial banking and investment banking transactions with Ford and certain of its affiliates. In addition, a partner of Goldman, Sachs & Co. is a director of Ford.

                               FORD MOTOR COMPANY

                                DEBT SECURITIES

Ford Motor Company has registered with the Securities and Exchange Commission $3,000,000,000 aggregate principal amount of its Debt Securities consisting of notes and/or debentures, denominated in United States dollars or any other currency, to be offered from time to time in one or more series, on terms to be determined at or prior to the time of sale. The Prospectus Supplement accompanying this Prospectus sets forth, with respect to the particular series of Debt Securities for which this Prospectus and the Prospectus Supplement are being delivered, the specific title, the aggregate principal amount, the authorized denominations, the currencies of issue and payment, the initial public offering price, the maturity, the interest rate or rates (which may be either fixed or variable), if any, and/or method of determination thereof, the time of payment of any interest, any redemption, extension or early repayment terms, any provision for sinking fund payments, the net proceeds to Ford and other specific terms relating to such series of Debt Securities.

Ford will sell the Debt Securities to or through underwriters, and may also sell the Debt Securities directly to other purchasers or through agents. See "Plan of Distribution". In addition, the Debt Securities may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to a particular series of Debt Securities who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). If any agents of Ford or any underwriters are involved in the sale of any Debt Securities, the names of such agents or underwriters and any applicable commissions or discounts are set forth in the accompanying Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.
                            ------------------------

                  The date of this Prospectus is May 21, 1998.

                             AVAILABLE INFORMATION

Ford is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). As used herein, "Ford" or the "Company" refers to Ford Motor Company and its subsidiaries unless the context otherwise requires. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison St., Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, such as Ford. The address of the Commission's Web site is http://www.sec.gov. Such reports, proxy and information statements and other information of or concerning Ford also can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Ford has filed with the Commission two Registration Statements (Registration Nos. 333-14297 and 333-52485) under the Securities Act with respect to the securities offered hereby (the "Registration Statements"). This Prospectus does not contain all the information set forth in the Registration Statements and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Ford's Annual Report on Form 10-K for the year ended December 31, 1997 ("Ford's 1997 10-K Report"), Ford's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 ("Ford's 1998 10-Q Report"), and Ford's Current Reports on Form 8-K dated January 27, 1998, February 2, 1998, March 2, 1998, March 13, 1998,
April 7, 1998, April 8, 1998 and April 16, 1998 have been filed with the Commission and are incorporated in this Prospectus by reference. All documents filed by Ford pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

Ford undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written or telephonic requests for such documents should be directed to Ford Motor Company, The American Road, Dearborn, Michigan 48121
Attention: Shareholder Relations Department (telephone number 800-555-5259 (in the U.S. and Canada) or 313-845-8540).
                            ------------------------

THIS PROSPECTUS CONTAINS BRIEF SUMMARIES OF CERTAIN MORE DETAILED INFORMATION CONTAINED IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE DETAILED INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

                               FORD MOTOR COMPANY

Ford was incorporated in Delaware in 1919 and acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce automobiles designed and engineered by Henry Ford. Ford is the world's largest producer of trucks and the second largest producer of cars and trucks combined. Ford and its subsidiaries also engage in automotive-related businesses, such as, financing and renting vehicles and manufacturing automotive components and systems.

Ford's two principal business segments are Automotive and Financial Services. The activities of the Automotive segment consist of the design, manufacture, assembly and sale of cars and trucks and related parts and accessories. Substantially all of Ford's automotive products are marketed through retail dealerships, most of which are privately owned and financed.

The primary activities of the Financial Services segment consist of financing operations, vehicle and equipment leasing and rental operations, and insurance operations. These activities are conducted primarily through the following subsidiaries: Ford Motor Credit Company and The Hertz Corporation.

The principal executive offices of Ford are located at The American Road, Dearborn, Michigan 48121, telephone number 313-322-3000.

                       RATIO OF EARNINGS TO FIXED CHARGES

The ratio of "earnings" to "fixed charges" for Ford was as follows for the first three months of 1998 and each of the years 1993-1997:

 THREE MONTHS       YEARS ENDED DECEMBER 31
    ENDED       --------------------------------
MARCH 31, 1998  1997   1996   1995   1994   1993
--------------  ----   ----   ----   ----   ----
     8.0*       2.0    1.6    1.6    2.0    1.5

-------------------------
* Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of Ford's interest in Associates First Capital Corporation. Excluding this gain, the ratio would have been 2.0.

For purposes of the ratio, "earnings" include the income before income taxes of Ford and its majority-owned subsidiaries and trusts, whether or not consolidated, its proportionate share of any fifty-percent-owned companies, and any income received from less-than-fifty-percent-owned companies and fixed charges. "Fixed charges" consist of interest on borrowed funds, preferred stock dividend requirements of majority-owned subsidiaries and trusts, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).

                                USE OF PROCEEDS

Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes of Ford or its affiliates. In the event the net proceeds of any series of Debt Securities are intended to be used to repay outstanding indebtedness of Ford or its affiliates, the Prospectus Supplement which accompanies this Prospectus will specify the interest rate and maturity date of such indebtedness to be repaid and, if such indebtedness was incurred within one year, such Prospectus Supplement also will describe the use of the proceeds of such indebtedness if other than short-term borrowings used for working capital.

                         DESCRIPTION OF DEBT SECURITIES

The Debt Securities are to be issued in one or more series under an Indenture dated as of February 15, 1992, as supplemented by a First Supplemental Indenture dated as of December 5, 1996 and as may be further supplemented from time to time (the "Indenture"), between Ford and The Bank of New York, Trustee. The term "Trustee", as used herein, shall mean The Bank of New York and, if at any time there is more than one Trustee acting under the Indenture, the term "Trustee" as used herein with respect to Indenture Securities (as defined below) of any particular series shall mean the Trustee with respect to the Indenture Securities of such series. The following statements with respect to the Debt Securities are subject to the detailed provisions of the Indenture, which is filed as an exhibit to the Registration Statements, and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Parenthetical references below are to the Indenture or the Form of Security contained therein and, whenever any particular provision of the Indenture or any term used therein is referred to, such provision or term is incorporated by reference as a part of the statement in connection with which such reference is made, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

The particular terms of each series of Debt Securities, as well as any modification or addition to the general terms of the Debt Securities as herein described, which may be applicable to a particular series of Debt Securities, are described in the Prospectus Supplement relating to such series of Debt Securities and will be set forth in a filing with the Commission. Accordingly, for a description of the terms of a particular series of Debt Securities, reference must be made to both the Prospectus Supplement relating to such series and to the description of Debt Securities set forth in this Prospectus.

GENERAL

The Debt Securities offered hereby will be limited to $3,000,000,000 aggregate principal amount or the equivalent thereof in any currency, although the Indenture provides that additional debt securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Indenture, authorized from time to time by the Board of Directors of Ford. So long as a single Trustee is acting for the benefit of the holders of all the Debt Securities offered hereby and any such additional debt securities issued under the Indenture, the Debt Securities and any such additional debt securities are herein collectively referred to as the "Indenture Securities". The Indenture also provides that there may be more than one Trustee under the Indenture, each with respect to one or more different series of Indenture Securities. See also "Trustee" herein. At any time when two or more Trustees are acting, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting, and the powers and trust obligations of each such Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is acting as Trustee. The effect of the provisions contemplating that there might be more than one Trustee acting for different series of Indenture Securities is that, in that event, those Indenture Securities (whether of one or more than one series) for which each Trustee is acting would be treated as if issued under a separate indenture.

The Prospectus Supplement which accompanies this Prospectus sets forth a description of the particular series of Debt Securities being offered thereby, including: (1) the designation or title of such Debt Securities; (2) the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be offered; (4) the date or dates on which the principal of such Debt Securities will be payable; (5) the rate or rates (which may be either fixed or variable) and/or the method of determination of such rate or rates at which such Debt Securities shall bear interest, if any; (6) the date or dates from which any such interest shall accrue, or the method of determination of such date or dates, and the date or dates on which any such interest shall be payable; (7) the terms for redemption, extension or early repayment of such Debt Securities, if any; (8) the denominations in which such Debt Securities are authorized to be issued; (9) the currencies in which such Debt Securities are issued or payable; (10) the provisions for a sinking fund, if any; (11) any additional restrictive covenants of Ford included for the benefit of the holders of such Debt Securities; (12) any additional Event of Default with respect to such Debt Securities; (13) whether such Debt Securities are issuable as a Global Security (as defined in the Indenture); (14) any provisions in modification of, in addition to or in lieu of the defeasance and covenant defeasance provisions in respect of the Debt Securities and (15) any other term or provision relating to such Debt Securities which is not inconsistent with the provisions of the Indenture.

One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable thereto will be described in the Prospectus Supplement relating to any such series of Debt Securities.

The Debt Securities will be unsecured obligations of Ford and will rank pari passu with all other unsecured and unsubordinated indebtedness of Ford (parent company only).

Except as otherwise provided in the Prospectus Supplement, principal (and premium, if any) and interest, if any, will be payable at an office or agency to be maintained by Ford in New York City, except that at the option of Ford interest may be paid by check mailed to, or by wire transfer to the account of, the person entitled thereto. (Form of Security and Sections 10.01 and 10.02.)

Except as otherwise provided in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons and may be presented for registration of transfer or exchange at the corporate trust office of the Trustee. No service charge will be made for any transfer or exchange of the Debt Securities, but Ford may require payment of a sum to cover any tax or other governmental charge payable in connection therewith. (Section 3.05.)

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

The Indenture contains no provisions that would afford holders of Debt Securities protection in the event of a highly leveraged transaction or a change in control of Ford.

SUBSIDIARIES

The term "subsidiary of Ford" is defined in the Indenture as a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by Ford and/or one or more subsidiaries of Ford. The term "Manufacturing Subsidiary" is defined in the Indenture as a subsidiary of Ford which owns or leases a Principal Domestic Manufacturing Property (as defined below). (Section 1.01.)

LIMITATION ON LIENS

If Ford or any Manufacturing Subsidiary shall incur, suffer to exist or guarantee any Debt (as defined in the Indenture) secured by a Mortgage (as defined in the Indenture) on any Principal Domestic Manufacturing Property of Ford or any Manufacturing Subsidiary or on any shares of stock of or Debt of any Manufacturing Subsidiary, Ford will secure or cause such Manufacturing Subsidiary to secure the Indenture Securities equally and ratably with (or prior to) such secured Debt, unless, after giving effect thereto, the aggregate amount of all such Debt so secured, together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 5% of the Consolidated Net Tangible Automotive Assets of Ford and its consolidated subsidiaries. This restriction will not apply to Debt secured by (a) Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Manufacturing Subsidiary, (b) Mortgages in favor of Ford or a Manufacturing Subsidiary, (c) Mortgages in favor of governmental bodies to secure progress or certain advance payments, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and certain purchase money Mortgages, and (e) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (d), inclusive. (Section 10.04.) "Principal Domestic Manufacturing Property" is defined in the Indenture to include principal automotive and related manufacturing or assembly plants owned or leased by Ford or a subsidiary of Ford and located within the United States. "Attributable Debt" is defined in the Indenture to mean the total net amount of rent (discounted at the rate of 9.5% per annum compounded annually) required to be paid during the remaining term of any lease. "Consolidated Net Tangible Automotive Assets" is defined in the Indenture to mean the aggregate amount of Ford's automotive assets after deducting current liabilities and certain intangibles plus Ford's equity in the net assets of its financial services subsidiaries after deducting certain intangibles. (Section 1.01.)

MERGER AND CONSOLIDATION

The Indenture provides that no consolidation or merger of Ford with or into any other corporation shall be permitted and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation if, as a result thereof, any Principal Domestic Manufacturing Property of Ford or any Manufacturing Subsidiary or any shares of stock or Debt of any Manufacturing Subsidiary would thereupon become subject to a Mortgage, unless the Indenture Securities shall be equally and ratably secured with (or prior to) the Debt secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see "Limitation on Liens" above) without equally and ratably securing the Indenture Securities. (Section 8.03.)

LIMITATION ON SALES AND LEASEBACKS

Neither Ford nor any Manufacturing Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property unless (a) Ford or such Manufacturing Subsidiary could create Debt secured by a mortgage pursuant to Section 10.04 (see "Limitation on Liens" above) on the Principal Domestic Manufacturing Property to be leased in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Indenture Securities, or (b) Ford, within 120 days after the sale or transfer shall have been made,
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

applies to the retirement of its Funded Debt (as defined in the Indenture) an amount (subject to credits for certain voluntary retirements of Funded Debt of Ford) equal to the greater of (i) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Domestic Manufacturing Property so leased. This restriction will not apply to any sale and leaseback transaction (a) between Ford and a Manufacturing Subsidiary or between Manufacturing Subsidiaries or (b) involving the taking back of a lease for a period of three years or less. (Section 10.05.)

EVENTS OF DEFAULT AND NOTICE THEREOF

The Indenture defines an Event of Default with respect to any series of Indenture Securities as being any one of the following events: (a) failure to pay interest for 30 days after becoming due; (b) failure to pay principal or premium, if any, for five business days after becoming due at maturity, upon redemption or otherwise; (c) failure to make a sinking fund payment for five days after becoming due; (d) failure to perform any other covenant of Ford (other than a covenant included in the Indenture solely for the benefit of one or more series of Indenture Securities other than such series or a covenant a default in the performance of which would be covered by clause (f) below) for 90 days after notice; (e) certain events of bankruptcy, insolvency or reorganization of Ford; and (f) any other Event of Default provided with respect to Indenture Securities of such series. No Event of Default provided with respect to a particular series of Indenture Securities (except as to events described in clauses (d) and (e)) necessarily constitutes an Event of Default with respect to any other series of Indenture Securities. (Section 5.01.)

If an Event of Default in respect of a particular series of Indenture Securities outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Indenture Securities outstanding of such series may declare the principal amount (or, if the Indenture Securities of such series are Original Issue Discount Securities (as defined in the Indenture), such portion of the principal amount as may be specified in the terms of such series) of all of the Indenture Securities of such series to be due and payable immediately. At any time after such a declaration of acceleration in respect of a particular series of Indenture Securities has been made, but before a judgment or decree for the payment of money due upon acceleration has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Indenture Securities outstanding of such series may, under certain circumstances, waive all defaults and rescind and annul such declaration and its consequences if all Events of Default in respect of the Indenture Securities of such series, other than the non-payment of principal due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 5.02.)

The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default in respect of a particular series of Indenture Securities, give the holders of such series notice of all uncured defaults known to it (the term "default" to include the events specified above without grace periods); provided that, except in the case of default in the payment of the principal of, or any premium, interest or mandatory sinking fund payment, with respect to, any of the Indenture Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of such series. (Section 6.01.)

Pursuant to the terms of the Indenture, Ford is required to furnish to the Trustee annually a brief certificate of the principal executive, financial or accounting officer of Ford as to his knowledge of Ford's compliance (determined without regard to any period of grace or requirement of notice) with all conditions and covenants under the Indenture and, if a default exists thereunder, specifying the nature of such default. (Section 10.06.)

The Indenture provides that the holders of a majority in aggregate principal amount of all Indenture Securities of a particular series then outstanding will have the right to waive certain defaults in respect of such series and, subject to certain limitations, to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Sections 5.12 and 5.13.) The Indenture is deemed under the Trust Indenture Act to provide that, in case an Event of Default in respect of a particular series of Indenture Securities shall occur (which shall not have been cured or waived), the Trustee will be required to exercise such of its rights and powers under the Indenture, and to use the degree of care and skill in their exercise, that a prudent man would exercise or use in the conduct of his own affairs, but otherwise need only perform such duties as are specifically set forth in the Indenture. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of such series unless they shall have offered to the Trustee reasonable security or indemnity. (Section 6.02.)

DEFEASANCE AND COVENANT DEFEASANCE

Except as otherwise provided in the Prospectus Supplement, Ford may elect (a) to defease a series of Indenture Securities with the effect that Ford will be discharged from any and all obligations with respect to such series of Indenture Securities (except for the obligation to issue Indenture Securities of such series in definitive registered form in exchange for a global security under certain circumstances, to register the transfer or exchange of such Indenture Securities, to replace temporary or mutilated, destroyed, lost or stolen Indenture Securities, to maintain an office or agency in respect of the Indenture Securities and to hold moneys for payment in trust) ("defeasance") and/or (b) to be released from its obligations with respect to such series of Indenture Securities under Sections 8.03, 10.04 and 10.05 of the Indenture (being the obligations described under "Merger and Consolidation", "Limitation on Liens", and "Limitation on Sales and Leasebacks", respectively) and, if provided pursuant to Section 3.01 of the Indenture, the obligations of Ford with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to Indenture Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and premium, interest and mandatory sinking fund payments, if any, with respect to, such Indenture Securities, on the scheduled due dates therefor. Such a trust may only be established if, among other things, Ford has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Indenture Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the first issuance of Indenture Securities. (Article Fourteen.)

In the event Ford effects covenant defeasance with respect to Indenture Securities of any series and the Indenture Securities of such series are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default and Notice Thereof" with respect to sections 8.03, 10.04 and 10.05 of the Indenture (which Sections would no longer be applicable to Indenture Securities of that series) or described in clause (d) or (f) under "Events of Default and Notice Thereof" with respect to any other covenant with respect to which there has been defeasance, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Indenture Securities of such series when they become due but may not be sufficient to pay amounts due on the Indenture Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company and Ford would remain liable to make payment of such amount due at the time of acceleration.

The Prospectus Supplement may further describe any provision in modification of, in addition to or in lieu of the provisions described under this caption "Defeasance and Covenant Defeasance".

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

MODIFICATION OF THE INDENTURE

With certain exceptions, the Indenture, the rights and obligations of Ford and the rights of the holders of a particular series thereunder may be modified by Ford with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Indenture Securities of such series then outstanding of each series affected by such modification; but no such modification may be made which would (i) extend the fixed maturity of any Indenture Security of such series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Indenture Security of such series so affected; or (ii) reduce the above-stated percentage of Indenture Securities of such series, the consent of the holders of which is required to modify or alter the Indenture, without the consent of the holders of all Indenture Securities of such series then outstanding. (Section 9.02.)

TRUSTEE

The Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such one or more series. (Section 6.08.) In the event that there shall be two or more persons acting as Trustee with respect to different series of Indenture Securities, each such Trustee shall be a trustee of a trust or trusts under the Indenture separate and apart from the trust or trusts administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is acting as Trustee. (Section 6.09.)

CONCERNING THE BANK OF NEW YORK

The Bank of New York, Trustee under the Indenture, is also the trustee under indentures covering a number of outstanding issues of notes and debentures of certain of Ford's subsidiaries, is a depositary of Ford and certain of its subsidiaries, has from time to time made loans to Ford and certain of its subsidiaries, has from time to time purchased receivables from Ford and certain of its subsidiaries, and has performed other services for such companies in the normal course of its business. The Bank of New York's principal corporate trust office is located at 101 Barclay Street, New York, New York 10286 and its telephone number is 800-524-4458.

                              PLAN OF DISTRIBUTION

Ford may sell the Debt Securities to or through underwriters and also may sell the Debt Securities directly to one or more other purchasers or through agents.

The Prospectus Supplement sets forth the terms of the offering of the particular series of Debt Securities to which such Prospectus Supplement relates, including
(i) the name or names of any underwriters or agents with whom Ford has entered into arrangements with respect to the sale of such series of Debt Securities,
(ii) the initial public offering or purchase price of such series of Debt Securities, (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from Ford and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to Ford, and (vi) the securities exchanges, if any, on which such series of Debt Securities will be listed. The Debt Securities of each series will be consecutively numbered, beginning with the number one.

If underwriters are used in a sale of any Debt Securities, such Debt Securities will be acquired for their own account and may be resold from time to time in one or more transactions including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Debt Securities, the obligations of the underwriters to purchase such series of Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Debt Securities will be obligated to purchase all of the Debt Securities of such series allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The Debt Securities may also be offered and sold by Ford directly or through agents designated by Ford from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent or agents will be acting on a best efforts basis for the period of its or their appointment. Any agent participating in the distribution of the Debt Securities may be deemed to be an "underwriter", as that term is defined in the Securities Act, of the Debt Securities so offered and sold. The Debt Securities may also be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to a particular series of Debt Securities who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

If so indicated in the Prospectus Supplement relating to a particular series of Debt Securities, Ford will authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities of such series from Ford pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

Underwriters and agents may be entitled, under agreements entered into with Ford, to indemnification by Ford against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

The legality of the Debt Securities will be passed on for Ford by J. M. Rintamaki, Esq., Secretary and an Assistant General Counsel of Ford or other counsel satisfactory to any underwriters or agents, and for any underwriters or agents by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Mr. Rintamaki is a full-time employee of Ford and owns, and holds options to purchase, shares of Common Stock of Ford. Shearman & Sterling have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries.

                                    EXPERTS

The financial statements which are incorporated in this Prospectus by reference to Ford's 1997 10-K Report have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, to the extent indicated in their report therein, and have been so incorporated in reliance on the report of that firm given on their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information of the Company for the period ending March 31, 1998, incorporated in this Prospectus by reference to Ford's 1998 10-Q Report, Coopers & Lybrand L.L.P. have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report, included in Ford's 1998 10-Q Report, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because such report does not constitute a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of such Act.

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